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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                                     EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)                                            Page 18
For the Three and Nine Months Periods Ended September 30, 1997 and 1996



                                    Third Quarter     Third Quarter     Year to Date      Year to Date
                                    September 30,     September 30,     September 30,     September 30,
PRIMARY                                 1997              1996              1997              1996
                                    _____________     _____________     _____________     _____________
Earnings:
    Income applicable to common
    stock                               $371,851          $213,875        $1,156,031          $759,682
                                    =============     =============     =============     =============
Shares:
    Weighted average number of
      common shares outstanding        1,572,470         1,504,532         1,558,803         1,492,277
                                    =============     =============     =============     =============

Earnings per common share:
    Income applicable to common
    stock                                  $0.24             $0.14             $0.74             $0.51
                                    =============     =============     =============     =============

Weighted average number of
    common shares outstanding          1,572,470         1,504,532         1,558,803         1,492,277

    Assuming exercise of options,
     reduced by the number of
     shares which could have
     been purchased with the
     proceeds from exercise of
     such options at the average
     issue price                          23,446             6,606             7,123             6,159
                                    _____________     _____________     _____________     _____________


    Weighted average number of
     common shares outstanding,
     as adjusted                       1,595,916         1,511,138         1,565,926         1,498,436
                                    =============     =============     =============     =============


Primary earnings per common share          $0.23             $0.14             $0.74             $0.51
                                    =============     =============     =============     =============


FULLY DILUTED

Earnings:
    Net income                          $409,293          $253,008        $1,273,226          $877,668
                                    =============     =============     =============     =============

Weighted average number of
    common shares outstanding          1,572,470         1,504,532         1,558,803         1,492,277

    Assuming exercise of options,
     reduced by the number of
     shares which could have
     been purchased with the
     proceeds from exercise of
     such options at the higher of
     the average issue price or
     period end price                     35,697             6,606            18,045             6,159

    Assuming conversion of
     outstanding shares of
     preferred stock at a
     conversion rate of
     1 to 1.999 shares                   322,751           359,332           336,344           359,332
                                    _____________     _____________     _____________     _____________

    Weighted average number of
     common shares outstanding,
     as adjusted                       1,930,918         1,870,470         1,913,192         1,857,768

                                    =============     =============     =============     =============

Fully diluted earnings per common
 share                                     $0.21             $0.14             $0.67             $0.47

                                    =============     =============     =============     =============
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